Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, (a) our report dated January 15, 2026, with respect to estimates of proved reserves and future revenue, as of December 31, 2025, to the Mach Natural Resources LP (the Company) interest in certain gas properties located in Colorado and New Mexico, referred to as the San Juan Basin Properties, and (b) our report dated January 16, 2026, with respect to estimates of proved reserves and future revenue, as of December 31, 2025, to the Company interest in certain oil and gas properties located in New Mexico and Texas, referred to as the Permian Basin Properties, each included in or made part of this Annual Report on Form 10-K of the Company. We consent to the incorporation by reference of said reports in the Registration Statements of the Company on Form S-3 (File Nos. 333-291166, 333-283511, 333-290448) and on Form S-8 (File No. 333-275200).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer
Houston, Texas
March 12, 2026